CAMPBELL GLOBAL TREND FUND, L.P.
MONTHLY REPORT - JUNE 2011

STATEMENT OF CHANGES IN NET ASSET VALUE

Partners' Capital - Class A

Net Asset Value (7,675.512 units) at May 31, 2011	$8,542,225
Additions of 0.000 units on June 30, 2011	0
Redemptions of (0.000) units on June 30, 2011	0
Offering Costs	(3,443)
Net Income - June 2011	(314,459)

Net Asset Value (7,675.512 units) at June 30, 2011	$8,224,323

Net Asset Value per Unit at June 30, 2011	$1,071.50

Partners' Capital - Class B

Net Asset Value (5.000 units) at May 31, 2011	$4,836
Additions of 0.000 units on June 30, 2011	0
Redemptions of (0.000) units on June 30, 2011	0
Offering Costs	(2)
Net Income - June 2011	(178)

Net Asset Value (5.000 units) at June 30, 2011	$4,656

Net Asset Value per Unit at June 30, 2011	$931.29

Partners' Capital - Class C

Net Asset Value (7,567.634 units) at May 31, 2011	$8,557,241
Additions of 0.000 units on June 30, 2011	0
Redemptions of (0.000) units on June 30, 2011	0
Offering Costs	(3,451)
Net Income - June 2011	(297,810)

Net Asset Value (7,567.634 units) at June 30, 2011	$8,255,980

Net Asset Value per Unit at June 30, 2011	$1,090.96

Partners' Capital - Class D

Net Asset Value (75.176 units) at May 31, 2011	$72,837
Additions of 42.803 units on June 30, 2011	40,003
Redemptions of (0.000) units on June 30, 2011	0
Offering Costs	(29)
Net Income - June 2011	(2,549)

Net Asset Value (117.979 units) at June 30, 2011	$110,262

Net Asset Value per Unit at June 30, 2011	$934.59

STATEMENT OF INCOME (LOSS)

Income:
Gains (losses) on futures contracts:
Realized	$(35,614)
Change in unrealized	(641,728)

Gains (losses) on forward contracts:
Realized	575,640
Change in unrealized	(439,536)
Net Investment Income (Loss)	784
(540,454)

Expenses:
Management fee	27,701
Performance fee	(3,410)
General Partner fee	13,851
Sales and brokerage fee	25,745
Operating expenses	10,655
74,542
Net Income (Loss) - June 2011	$(614,996)

FUND STATISTICS

Partners' Capital - Class A

Net Asset Value per Unit on June 30, 2011	$1,071.50
Net Asset Value per Unit on May 31, 2011	$1,112.92
Unit Value Monthly Gain (Loss) %	(3.72)%
Fund 2011 calendar YTD Gain (Loss) %	(4.23)%

Partners' Capital - Class B

Net Asset Value per Unit on June 30, 2011	$931.29
Net Asset Value per Unit on May 31, 2011	$967.28
Unit Value Monthly Gain (Loss) %	(3.72)%
Fund 2011 calendar YTD Gain (Loss) %	(6.87)%

Partners' Capital - Class C

Net Asset Value per Unit on June 30, 2011	$1,090.96
Net Asset Value per Unit on May 31, 2011	$1,130.77
Unit Value Monthly Gain (Loss) %	(3.52)%
Fund 2011 calendar YTD Gain (Loss) %	(3.34)%

Partners' Capital - Class D

Net Asset Value per Unit on June 30, 2011	$934.59
Net Asset Value per Unit on May 31, 2011	$968.88
Unit Value Monthly Gain (Loss) %	(3.54)%
Fund 2011 calendar YTD Gain (Loss) %	(6.54)%

To the best of my knowledge and belief, the information contained herein is accurate and complete.

/s/ Theresa D. Becks
Theresa D. Becks
Chief Executive Officer
Campbell & Company, Inc.
General Partner
Campbell Global Trend Fund, L.P.

Prepared without audit

Dear Investor,

Commodities Continue to Weigh on Performance…

The Greek debt crisis continued to dominate price movement in June, leading to the eventual passage of an austerity plan at month-end.  In addition, the U.S. Federal Reserve, which continues to expect that economic conditions are likely to warrant exceptionally low interest rates for an extended period, gave no hint of a new “QE3” program.

Commodity trading was difficult in June, particularly in the energy complex, as prices continued to fall from late April/early May highs. Concerns about the European Sovereign Debt crisis, discord with OPEC, and an unexpected and controversial use of U.S. and European strategic petroleum reserves by the IEA (International Energy Agency) and the DOE (Department of Energy) weighed heavy on prices. Additional losses were recorded in precious and base metals.

Trading in global equities also produced negative results as stock markets around the world declined on Greek debt concerns and weak economic data. While the Fund’s models generally reduced overall long stock index exposure throughout the month, concentrations remained in the U.S. and Europe with mixed positioning in Asia.

Risky assets rallied and bond prices fell across the globe during the last few days of the month after the austerity package in Greece was finally passed. Small losses were recorded in fixed income trading, particularly on the short-end of the curve.

Foreign exchange markets were largely unchanged in June, despite a rollercoaster of headlines that caused the currency markets to fluctuate intra-month. The Fund continues to maintain a short U.S. Dollar exposure versus most major currencies.

There have been some sharp reversals in the markets as of recent, which present few opportunities for the Fund’s style of trading.  We remain confident in our systematic, diversified approach, as historically trends have tended to emerge from periods of high uncertainty.

Please do not hesitate to call with questions.

Sincerely,

Terri Becks
Chief Executive Officer
Campbell & Company, Inc.
General Partner
Campbell Global Trend Fund, L.P.